Exhibit 99.1

N E W S   R E L E A S E

Contact:

Phillip C. Bowman, CEO

Kevin P. Huffman, President, COO

Telephone:  (301) 352-3120

Website:  www.twsb.com

WSB Holdings, Inc. Announces Third Quarter Results

BOWIE, MD — October 20, 2011 - WSB Holdings, Inc. (Nasdaq: “WSB”), the parent company of Washington Savings Bank, F.S.B. (the “Bank”), today announced results of operations for both its third quarter and the nine month period ending September 30, 2011.  WSB reports net earnings of $410,000, or $0.05 per basic and diluted share, for the three months ended September 30, 2011, compared to net loss of $2.1 million, or $(0.26) per basic and diluted share, for the comparable period of the prior year.  WSB reports net earnings for the nine month period ending September 30, 2011 of $966,000, or $0.12 per basic and diluted share, compared to net loss of $4.2 million, or $(0.54) per basic and diluted share, for the nine month period ending September 30, 2010.  The increase in net earnings for the three month period is primarily the result of the $3.2 million increase in non-interest income, our allocating $100,000 to the allowance for loan losses as compared to $950,000 during the three months ended September 30, 2010, and the $265,000 decrease in non-interest expenses as compared to the same period last year.  The increase in net earnings for the nine month period is primarily the result of our allocating $200,000 to the allowance for loan losses as compared to $3.4 million for the nine months ending September 30, 2010, the $3.2 million increase in non-interest income and the $2.6 million decrease in non-interest expenses compared in the prior year period.  The increase in non-interest income for the three and nine month periods is attributable to the $2.9 million other than temporary charge recognized during the third quarter of 2010, for which there was no comparable charge this year.  Also, non-interest expenses decreased during the three and nine month periods ending September 30, 2011 primarily as a result of the $2.0 million one-time debt pre-payment penalty that we recognized during the second quarter of 2010, for which there was no comparable expense this year.

We are pleased to report positive earnings for the fourth consecutive quarter. This has been accomplished through the Bank’s management stressing the reduction of high cost liabilities and the reduction of troubled debt. These efforts have allowed the Bank to maintain profitable quarters despite the increasing pressure on Bank margins caused by the Federal Reserve policies and the significant slowdown in loan demand caused by the stresses in the economy. Over the past three quarters the Bank has seen a decrease in troubled debt of 40%. Also, interest expense decreased by 22% and 31%, respectively, for the three and nine months ending September 30, 2011.

With these results the Bank has increased its Core Capital ratio to 11.64%, which remains well in excess of the regulatory levels for being “well capitalized,” and we continue to look for profitable opportunities in this market to grow the Bank.

About The Washington Savings Bank, F.S.B.

The Washington Savings Bank, F.S.B. is a $378 million full service community bank serving the business and consumer needs of the Washington, Baltimore, Annapolis, and Southern Maryland communities.

Headquartered in the Baltimore-Washington corridor, WSB serves the banking needs of growing businesses with commercial lending facilities, commercial real estate financing, residential mortgages, and residential construction financing for both developers and individual home owners.  The Bank offers a full range of deposit services and products for both consumers and businesses, through internet banking and its branches located in Anne Arundel, Prince George’s, and Charles counties.  Our services include remote deposit capture services for our commercial customers, which allows us a commercially viable means to serve the depository needs of businesses beyond our branch network.

For more information, visit http://www.twsb.com or call 301-352-3120.

FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended September 30,
	2011	2010	% Change
Interest Income	$4,604,000	$5,030,000	(8)%
Interest Expense	$1,439,000	$1,845,000	(22)%
Net Interest Income	$3,165,000	$3,185,000	(1)%
Non-Interest Income	$1,016,000	$(2,171,000)	147%
Non-Interest Expenses	$3,354,000	$3,619,000	(7)%
Provision for Loan Losses	$100,000	$950,000	(89)%
Net Earnings/(Loss)	$410,000	$(2,073,000)	120%
Basic Earnings/(Loss) Per Share	$0.05	$(0.26)	120%
Diluted Earnings/(Loss) Per Share	$0.05	$(0.26)	120%
Dividends Declared Per Share	$0.00	$0.00	0%
Average Shares Outstanding	7,995,232	7,896,232	1%
Average Diluted Shares Outstanding	7,995,232	7,896,232	1%

	Nine Months Ended September 30,
	2011	2010	% Change
Interest Income	$13,882,000	$16,174,000	(14)%
Interest Expense	$4,606,000	$6,705,000	(31)%
Net Interest Income	$9,276,000	$9,469,000	(2)%
Non-Interest Income	$2,926,000	$(291,000)	1105%
Non-Interest Expenses	$10,533,000	$13,099,000	(20)%
Provision for Loan Losses	$200,000	$3,350,000	(94)%
Net Earnings/(Loss)	$966,000	$(4,241,000)	123%
Basic Earnings/(Loss) Per Share	$0.12	$(0.54)	122%
Diluted Earnings/(Loss) Per Share	$0.12	$(0.54)	122%
Dividends Declared Per Share	$0.00	$0.00	0%
Average Shares Outstanding	7,985,216	7,876,191	1%
Average Diluted Shares Outstanding	7,985,787	7,876,191	1%
Return on Average Assets	0.33%	(1.33)%	125%
Return on Average Equity	2.42%	(10.57)%	123%

	As of
	September 30, 2011	December 31, 2010	% Change
Total Assets	$379,498,000	$395,930,000	(4)%
Total loans held-for-investment	$219,663,000	$234,064,000	(6)
Total non performing loans to total loans held for investment	6.96%	11.56%	(40)%
Allowance as a percentage of total gross loans held-for-investment	3.53%	4.37%	(19)%
Total non-performing loans to total assets	4.03%	6.84%	(41)%
Total non-performing assets to total assets	5.54%	8.37%	(34)%
Deposits and borrowings	323,331,000	342,581,000	(6)%
Total Stockholders’ Equity	53,933,000	51,619,000	4%
Book Value Per Share	$6.75	$6.51	4%

	Washington Savings Bank, F.S.B.		To be Considered Well Capitalized Under Prompt Corrective Action		Excess over Levels to be Considered Well Capitalized Under Prompt Corrective Action
As of September 30, 2011:	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 capital (to risk weighted assets)	$43,065,938	19.43%	$13,297,686	6.00%	$29,768,252	13.43%
Total capital (to risk weighted assets)	45,844,951	20.69%	22,162,810	10.00%	23,682,141	10.69%
Core capital (leverage) (to tangible assets)	43,065,938	11.64%	18,491,763	5.00%	24,574,175	6.64%